Exhibit 99.1

Critical Therapeutics on Target to Submit NDA for Zileuton Controlled-Release Tablets in Third Quarter 2006

    LEXINGTON, Mass.--(BUSINESS WIRE)--May 2, 2006--

 Company Reaches Agreement on Stability Requirements for Submission of
   NDA; Results of Pharmacokinetic Studies, Together with Previously
      Conducted Phase III Pivotal Studies, to Support Submission

    Critical Therapeutics, Inc. (Nasdaq: CRTX) today announced that the U.S. Food and Drug Administration (FDA) has accepted the Company's proposal to submit the New Drug Application (NDA) for its controlled-release (CR) formulation of zileuton with six months of primary and accelerated stability data and provide additional stability data during the review period without impacting the action date by the FDA.
    "We are pleased with the FDA's decision because it puts us in a position to submit the NDA in August 2006 and launch the zileuton CR in 2007, pending regulatory approval," said President and Chief Executive Officer Paul Rubin, M.D. "The introduction of the CR formulation of zileuton would allow us to offer patients a more convenient twice-daily dosing regimen, which we believe would not only expand our asthma product coverage but should also increase patient compliance compared to the four-times daily regimen for ZYFLO(R) (zileuton tablets)."
    The NDA will be supported by data from two recently completed pharmacokinetic studies and two previously conducted Phase III clinical trials. The pharmacokinetic studies compare the bioavailability of zileuton CR tablets and the asthma drug ZYFLO in healthy volunteers. ZYFLO is Critical Therapeutics' currently marketed four-times daily formulation of zileuton, the only 5-lipoxygenase inhibitor approved by the FDA.
    Critical Therapeutics licensed zileuton CR and ZYFLO from a third party in late 2003 and early 2004, respectively. The pharmacokinetic studies were designed to evaluate whether the pharmacokinetic profile of zileuton CR tablets manufactured by Critical Therapeutics when compared with ZYFLO is similar to the pharmacokinetic profile of zileuton CR tablets previously manufactured by the third party when compared with ZYFLO.
    Because there is no remaining supply of the previously manufactured zileuton CR, Critical Therapeutics decided, after consultation with the FDA, that it should compare the pharmacokinetics of its zileuton CR tablets to ZYFLO and then make a historical comparison to the data from previously manufactured zileuton CR tablets.
    Critical Therapeutics must show relative bioavailability between the two zileuton CR formulations to enable it to bridge to the previous data generated from the original development of zileuton CR, including the results from the previous Phase III clinical trials.
    Critical Therapeutics conducted both a single-dose and a multiple-dose pharmacokinetic study. Each study was conducted in a total of 24 evaluable healthy volunteers. Zileuton CR was well tolerated in both studies. The studies were designed to assess the pharmacokinetics of zileuton CR in fed and fasted conditions and to enable a historical comparison of bioavailability to previously manufactured zileuton CR.
    The comparison of the results from the Company's recent single-dose study with the historical single-dose study under fed conditions showed the following results:

    -- Ratio of the mean value for the area under the pharmacokinetic curve (AUC) was 72%, with a 90% confidence interval of 62% - 84%; and

    -- Ratio of the mean value for the maximum concentration in the blood (Cmax) was 71%, with a 90% confidence interval of 59% - 84%.

    The comparison of the results from the Company's recent multiple-dose study with the historical multiple-dose study were made on the pharmacokinetic profiles achieved at steady state after six days of repeat dosing under fed conditions and showed the following:

    -- Ratio of the mean value for the AUC was 111%, with a 90% confidence interval of 95% - 130%; and

    -- Ratio of the mean value for the Cmax was 86%, with a 90% confidence interval of 73% - 102%.

    "We believe that the pharmacokinetic comparison at steady state under fed conditions is key in the assessment of comparability because zileuton CR is being developed as a chronic treatment and zileuton CR was taken with food during the pivotal trials," said Dr. Rubin.

    About Zileuton and ZYFLO

    Zileuton inhibits 5-lipoxygenase (5-LO), an enzyme that catalyzes the formation of leukotrienes from arachidonic acid. 5-LO is the main enzyme responsible for the production of leukotrienes, a family of inflammatory mediators that can trigger asthma symptoms including inflammation, swelling, bronchoconstriction and mucus secretion.
    ZYFLO, the immediate release tablet formulation of zileuton, blocks the formation of leukotrienes. ZYFLO is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. The recommended dose is one 600 mg tablet four times a day. ZYFLO is not indicated for use in the reversal of bronchospasm in acute asthma attacks, including status asthmaticus. Therapy with ZYFLO can be continued during acute exacerbations of asthma. ZYFLO should be taken regularly, even during symptom-free periods.
    Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal.

    Zileuton CR is an investigational drug product not currently approved for marketing.

    For full prescribing information for ZYFLO, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to the asthma drug ZYFLO(R) (zileuton tablets), as well as other formulations of zileuton. ZYFLO is the only 5-lipoxygenase inhibitor approved for marketing by the U.S. Food and Drug Administration. The Company's commercialization efforts for ZYFLO are carried out by its 80-person specialty sales force. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding our ability to rely on historical data in seeking marketing approval for zileuton CR; the sufficiency and acceptability of the results of the zileuton CR pharmacokinetic studies for FDA purposes; the expected timing and outcome of the NDA submission for zileuton CR and related discussions with the FDA; possible therapeutic benefits and market acceptance of ZYFLO; the progress and timing of our drug development programs and related trials; the timing and success of regulatory filings, regulatory approvals and product launches; the efficacy of our drug candidates; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the extent of market acceptance of ZYFLO; our ability to maintain regulatory approvals to market and sell ZYFLO; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO; patient, physician and third-payer acceptance of ZYFLO as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings, including, without limitation, the NDA submission for zileuton CR; our heavy dependence on the commercial success of ZYFLO and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our drug candidates and our discoveries. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Annual Report on Form 10-K and other filings that we make with the Securities and Exchange Commission (SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

    CONTACT: Critical Therapeutics, Inc.
             Frank Thomas, 781-402-5711
             Chief Financial Officer
             fthomas@crtx.com
             or
             Linda S. Lennox, 781-402-5708
             Senior Director, Investor & Media Relations llennox@crtx.com